Exhibit 99.1

M III Acquisition Corp. Announces New Meeting Date for the Special Meeting of Stockholders to Approve Proposed Business Combination with IEA Energy Services LLC

NEW YORK, Feb. 23, 2018 /PRNewswire/ — M III Acquisition Corp. (Nasdaq: MIII) (Nasdaq: MIIIU) (Nasdaq: MIIIW) (“MIII”) today announced that it has moved the special meeting of its stockholders (the “Special Meeting”) to approve the proposed business combination with IEA Energy Services LLC (“IEA”).  The Special Meeting was previously scheduled for February 28, 2018 but has been rescheduled to March 7, 2018, at 10:00 a.m., Eastern Time, at the offices of Ellenoff Grossman & Schole LLP, located at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105. Public stockholders who seek to exercise their redemption rights with respect to shares of MIII’s common stock will be required to comply with the procedures previously announced for redemption by 5:00 p.m., Eastern Time, on March 5, 2018.  The record date for the Special Meeting has not changed, and thus only MIII stockholders of record as of the close of business on Friday, February 9, 2018 will be entitled to vote the shares of common stock owned by them on the record date at the Special Meeting.

About M III Acquisition Corp.

MIII is a special purpose acquisition company (SPAC) founded by Mohsin Y. Meghji and formed for the purpose of effecting business combination(s) with one or more businesses. MIII’s long-term strategy is to leverage the experience and expertise of its management team and advisors to identify and acquire a company with long term growth potential and then to work with management of that company to realize this potential.

Additional Information And Where To Find It.

In connection with the proposed transaction, MIII has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) on February 9, 2018 (the “proxy statement”). MIII stockholders and other interested persons are advised to read the proxy statement, as it contains important information about MIII, IEA and the proposed transaction. Stockholders can obtain free copies of the proxy statement and other documents filed with the SEC by MIII through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders can obtain free copies of the proxy statement from MIII by writing to MIII at 3 Columbus Circle, 15th Floor, New York, New York 10019, Attention: Investor Relations.

Participants in the Solicitation

MIII, funds managed by Oaktree Capital Management, L.P. (“Oaktree”) and IEA, and their respective directors and executive officers, may be deemed participants in the solicitation of proxies of MIII’s stockholders in respect of the proposed transaction. Information regarding MIII’s directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on March 30, 2017. Additional information about the directors and executive officers of MIII, Oaktree and IEA and more detailed information regarding the identity of all potential participants, and their direct and indirect interests, by security holdings or otherwise, are set forth in the proxy statement. Investors may obtain additional information about the interests of such participants by reading such proxy statement.